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                                  CONFIDENTIAL


                                 MORGAN STANLEY

                                LICENSE AGREEMENT



         AGREEMENT, dated as of _____________ ____, 19__, by and between MORGAN STANLEY & CO. INCORPORATED ("Morgan Stanley"), a Delaware corporation, having an office at 1585 Broadway, New York, New York 10036, and Warburg, Pincus Managed EAFE[R] Countries Fund, Inc. ("Licensee"), a Maryland corporation, having an office at 466 Lexington Avenue, New York, New York 10017.

         WHEREAS, Morgan Stanley is an international investment banking and brokerage firm which owns rights in and to certain stock indexes and the proprietary data contained therein, among which is the Morgan Stanley Europe, Australasia, Far East (EAFE)[R] Index (such index and data contained therein are hereinafter referred to as the "Index");

         WHEREAS, Morgan Stanley uses in commerce and owns trade name, trademark and service mark rights to the designations "Morgan Stanley" and "Morgan Stanley EAFE[R] Index" (such rights are hereinafter individually and collectively referred to as the "Marks");

         WHEREAS, Licensee wishes to use the Index as the description of the product described in Exhibit A, annexed hereto and made a part hereof (the "Product"), to be issued and traded as shares in a registered investment company;

         WHEREAS, Licensee wishes to use the Index and Marks in connection with describing, trading, marketing and promotion of the Product as a registered investment company and in connection with making disclosure about the Product under applicable laws, rules and regulations in order to indicate that Morgan Stanley is the source of the Index; and

         WHEREAS, Licensee wishes to obtain Morgan Stanley's authorization to use the Index and refer to the Index and the Marks in connection with the Product pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.        Grant of License



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         Subject to the terms and conditions of this Agreement, Morgan Stanley grants to Licensee a non-transferable, non-exclusive, license (i) to use the Index as the description of the Product (in accord with the restrictions, if any, set forth in Exhibit A), and (ii) to use and refer to the Index and the Marks in connection with the describing, trading, marketing and promotion of the Product (in accord with the restrictions, if any, set forth in Exhibit A) and in connection with making such disclosure about the Product as Licensee deems necessary or desirable under any applicable laws, rules or regulations in order to indicate the source of the Index. The license granted in this Agreement may be exercised by Licensee through its agents provided Licensee causes all such agents to abide by the terms and conditions of this Agreement.

         2.        Term

         The term of the license granted hereunder shall commence on the date that the post-effective amendment of the Licensee's registration statement on Form N-1A is declared effective by the Securities and Exchange Commission and shall continue for as long as the Licensee is in operation, unless earlier terminated by the parties in accordance with paragraph 4 of this Agreement. Licensee shall promptly notify Morgan Stanley upon such amendment's effectiveness.

         3.        Licensee Fees

         Beginning September 18, 1998, Licensee shall pay to Morgan Stanley a license fee of $4,000 per year with respect to unlimited use of the Index and the Marks for the Product.

         4.        Termination

         (a) At any time during the term of this Agreement, either party may give the other party ninety (90) days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period. In the event of termination under this paragraph 4(a), no refund of any portion of the license fees will be made.

         (b) In the case of breach of any of the material terms and conditions of this Agreement by either party, excluding breach as described in 4(a), the other party may terminate this Agreement by giving ninety (90) days' prior written notice of its intent to terminate, and such notice shall be effective on the date of such

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termination unless the breaching party shall correct such breach within the notice period. In the event of termination under this paragraph 4(b) by Morgan Stanley, no refund of any of the license fees will be made. In the event of termination under this paragraph 4(b) by Licensee, Licensee shall be entitled to a pro rata refund of the license fees.

         (c) Morgan Stanley shall have the right, in its sole discretion, to cease compilation and publication of the Index and, in the event that the Index is discontinued, either party shall have the right to terminate this Agreement if Morgan Stanley does not offer a replacement or substitute index acceptable to Licensee. In the event that Morgan Stanley intends to discontinue the Index, Morgan Stanley shall give Licensee at least one hundred eighty (180) days' written prior notice to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from Morgan Stanley to notify Morgan Stanley in writing of its intent to use the replacement or substitute index under the terms of this Agreement. In the event that the Index is discontinued and Licensee does not exercise such option or that at least one substitute or replacement index is not made available, Licensee shall be entitled to a pro rata refund of the license fee.

         (d) Licensee may terminate this Agreement upon written notice to Morgan Stanley if (i) Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee's ability to describe, market or promote the Product; (ii) any material litigation or regulatory proceeding regarding the Product is threatened or commences; or (iii) Licensee ceases to use or refer to the Index or the Marks in connection with the Product. In the event of termination under subsections (i) or (ii) hereof, Licensee shall be entitled to a pro rata refund of the license fee.

         (e) Morgan Stanley may terminate this Agreement upon written notice to Licensee if (i) Morgan Stanley is informed of the final adoption of any legislation or regulation that materially impairs Morgan Stanley's ability to license and provide the Index under this Agreement; or (ii) any material litigation or regulatory proceeding regarding the Product relating to the use of the Index or the Marks is threatened or commenced. In the event that Morgan Stanley terminates this Agreement, Licensee shall be entitled to a pro rata refund of the license fee.

         5.        Rights Upon Termination


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         Upon termination of this Agreement, Licensee shall cease to use the
Index and cease referring to the Index and the Marks with the Product.

         6.        Product Promotion

         (a) Licensee shall use its best efforts to protect the goodwill and reputation of Morgan Stanley in connection with its use of the Index and the Marks under this Agreement. Licensee shall submit to Morgan Stanley for its preview and approval all written advertisements, brochures, and promotional and information material ("Informational Materials") relating to or referring to Morgan Stanley, the Index, the Marks or the Product. Morgan Stanley's approval shall be confined solely to the use of or description of Morgan Stanley, the Marks, and the Index and shall not be unreasonably withheld or delayed by Morgan Stanley. All Informational Materials shall be submitted to Morgan Stanley ten
(10) days prior to any dissemination by Licensee of such materials. If no response from Morgan Stanley is received by Licensee within such ten (10) day period, the Informational Materials submitted shall be deemed to be approved by Morgan Stanley. Licensee shall not be required to submit to Morgan Stanley any Informational Materials that are substantially similar in substance, as determined in Licensee's reasonable discretion, to information materials previously reviewed and approved by Morgan Stanley.

         (b) Morgan Stanley is not obligated to engage in any marketing or promotional activities in connection with the Product or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Product.

         (c) Licensee acknowledges and agrees that Morgan Stanley, in granting the permission contained in this Agreement, does not express or imply any approval of the Product or of Licensee and Licensee further agrees not to make any statement which expresses or implies that Morgan Stanley approves, endorses and consents to the promotion, marketing, and arrangement by Licensee of the Product or that Morgan Stanley makes any judgment or expresses any opinion in respect of the Licensee.

         7.        Protection Of Value By Licensee

         (a) Licensee shall cooperate reasonably with Morgan Stanley in the maintenance of all Morgan Stanley common law and statutory rights in the Index and the Marks, including copyrights and other proprietary rights, and shall, at Morgan Stanley's expense, take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes, including the use by

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the Licensee of the following notice when referring to the Index or the Marks in any advertisement, offering circular, prospectus, brochure, or promotional or informational material relating to the Product:

         The Morgan Stanley EAFE[R] Index is the exclusive property of Morgan Stanley. Morgan Stanley EAFE[R] Index is a service mark of Morgan Stanley, Dean Witter, Discover & Co. and has been licensed for use by Warburg, Pincus Managed EAFE[R] Countries Fund, Inc. Capital International S.A., an international investment management company fully owned by The Capital Group Companies, Inc. of Los Angeles, has full responsibility for the management and maintenance of the Morgan Stanley EAFE[R] Index. Morgan Stanley has no responsibility for, or influence over, the decisions of inclusion or deletion within the Morgan Stanley EAFE[R] Index.

or such similar language as may be approved in advance by Morgan Stanley.

         (b) Licensee shall not refer to the names of the Index in any manner which might cause confusion as to Morgan Stanley's responsibility for preparing and disseminating the Index or as to the identity of Licensee and its relationship to the Product.

         8.        Proprietary Rights

         (a) Licensee acknowledges that the Index is selected, arranged and prepared by Morgan Stanley through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Morgan Stanley. Licensee also acknowledges that the Index and the Marks are the exclusive property of Morgan Stanley.

         (b) Morgan Stanley reserves all rights with respect to the Index and the Marks except those expressly licensed to Licensee hereunder.

         (c) Each party shall treat as confidential and shall not disclose or transmit to any third party any confidential and proprietary information of the other party, including the terms of this Agreement, provided that the documentation or other written materials containing such information are designated as "Confidential" or "Proprietary" by the providing party and such information is not available generally to the public or otherwise available to the receiving party from a source other than the providing party. Notwithstanding the foregoing, if requested or required (by interrogatories, requests for information or

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documents, subpoena, or other process) either party may reveal such information if such information to be disclosed is (i) approved in writing by the other party for disclosure or (ii) required by law (in the opinion of counsel), regulatory agency or court order to be disclosed by a party, provided prior written notice of such required disclosure is given to the other party. Except with respect to disclosure made pursuant to (i) and (ii) in the immediately preceding sentence, each party shall treat as confidential the terms of this Agreement. The provisions of this paragraph shall survive any termination of this Agreement for five (5) years from disclosure by either party to the other party of the last such confidential and proprietary information.

         9.        Warranties; Disclaimers

         (a) Morgan Stanley represents and warrants that Morgan Stanley is the owner of rights granted to Licensee herein and that use of the Index and the Marks as provided herein shall not infringe any trademark, copyright, other proprietary right, or contractual right of any person not a party to this Agreement.

         (b) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in any contract(s) relating to the Product, including, without limitation, agreements with subscribers to the Product, and upon request to furnish a copy (copies) thereof to Morgan Stanley:

                           Warburg, Pincus Managed EAFE(R) Countries Fund (the
                  "Fund") is not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the Morgan Stanley EAFE(R) Index to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley and of the Morgan Stanley EAFE(R) Index. Morgan Stanley has no obligation to take the needs of the issuer of the Fund or the owners of the Fund into consideration in determining, composing or calculating the Morgan Stanley EAFE(R) Index. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Fund to be issued or in the determination or calculation of the equation by which the Fund is redeemable for cash. Morgan Stanley has no obligation or liability to owners of the Fund in


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                  connection with the administration, marketing or trading of the Fund.

                  MORGAN STANLEY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

         (c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

         (d) Licensee represents and warrants to Morgan Stanley that the Product shall not violate any applicable laws, including but not limited to banking, commodities and securities laws.

         (e) Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

         (f) The provisions of this Section 9 shall survive any termination of this Agreement.

         10.       Indemnification

         (a) Licensee shall indemnify and hold harmless Morgan Stanley, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against Morgan Stanley which arise from all acts, representations or omissions of Licensee under this Agreement or are in any manner related to the Product; provided, however, that (a) Morgan Stanley notifies Licensee promptly of any such claim or action, and (b) such judgments, damages, costs or losses are not attributable to any negligent act or omission by Morgan Stanley, its parent, affiliates, subsidiaries or any of their employees or agents. Licensee shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Morgan Stanley shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Licensee. Licensee, in the

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defense of any such claim, except with the written consent of Morgan Stanley, shall not consent to entry of any judgment or enter into any settlement which
(a) does not include, as an unconditional term, the grant by the claimant to Morgan Stanley of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of Morgan Stanley. This provision shall survive the termination of this Agreement.

         (b) Morgan Stanley agrees to indemnify and hold harmless Licensee and its directors, officers, employees, and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against Licensee arising out of any claim that Morgan Stanley does not possess all rights necessary to make the Index and the Marks available to Licensee. Morgan Stanley shall bear all expenses in connection with the defense and/or settlement or any such claim or action. Licensee shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Morgan Stanley. Morgan Stanley, in the defense of any such claim, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which (a) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of Licensee. This provision shall survive the termination of this Agreement.

         11.       Force Majeure

         Neither Morgan Stanley nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slowdown), severe or adverse weather conditions or other cause beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

         12.       Other Matters

         (a) This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior

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written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned without such consent to Morgan Stanley's parent or any subsidiary or affiliate of Morgan Stanley.

         (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

         (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

         (d) All notices and other communications under this Agreement shall be
(i) in writing, (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.















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Notice to Morgan Stanley:         Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                                  New York, New York 10036
                                  Attn:  Henry Fernandez

                                              and

                                  Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                                  New York, New York 10036
                                  Attn:  General Counsel

Notice to Licensee:               Warburg, Pincus Managed EAFE(R)
                                  Countries Fund, Inc.
                                  c/o Warburg Pincus Asset
                                  Management, Inc.
                                  466 Lexington Avenue
                                  New York, NY  10017
                                  Attn:  Brady Lipp

                                       and

                                  Warburg, Pincus Managed EAFE(R) Countries
                                  Fund, Inc.
                                  c/o Warburg Pincus Asset Management, Inc.
                                  466 Lexington Avenue
                                  New York, NY  10017
                                  Attn:  Eugene Grace

         (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws principles.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MORGAN STANLEY & CO.                  WARBURG, PINCUS MANAGED EAFE(R)
INCORPORATED                          COUNTRIES FUND, INC.


By:                                   By:

Title:                                Title:

Name:                                 Name:
{Printed}                             {Printed}

Date:                                 Date:


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                                    EXHIBIT A

                             Description of Product


         Warburg, Pincus Managed EAFE(R) Countries Fund, Inc. (the "Fund") is a Maryland corporation and an open-end registered investment company. The Fund seeks long-term capital appreciation by investing primarily in equity securities of issuers, which are located in the foreign countries included in the Morgan Stanley Capital International EAFE(R) Index (the "EAFE(R) Index"). The Fund is not an index fund and will not seek to match the performance or country or industry weightings of the EAFE(R) Index.